Exhibit 10.1

markforged.com

70 Tower Rd.

Waltham, MA 02451

May 10, 2023

Shai Terem (via email)

Re: Second Amendment to Amended and Restated Offer Letter

Dear Shai,

As we have discussed, this Second Amendment to Amended and Restated Offer Letter (the “Amendment”) confirms the agreement between you and Markforged, Inc. (“Markforged” or the “Company”) to amend the Amended and Restated Offer Letter dated as of October 21, 2020, as amended, between you and the Company (the “Amended and Restated Offer Letter”). This Amendment shall be effective as of January 1, 2023 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended and Restated Offer Letter.

For good and valuable consideration, the receipt of which is hereby acknowledged, you and Markforged hereby agree as follows:

1.
Section 2 of the Amended and Restated Offer Letter is hereby amended and restated in its entirety as follows:

“2. Cash Compensation:

Your base salary will be paid at the rate of $500,000 per year, which may be subject to increases from time to time in the discretion of the Company. Your base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company's usual payroll practices for executive officers.

Your annual bonus eligibility will be $600,000 per year, subject to the Company's determination as provided below. The target annual bonus in effect at any given time is referred to herein as the "Target Bonus." The actual amount of the annual bonus, if any, shall be determined in the sole discretion of the Board or the Compensation Committee of the Board (“Compensation Committee”), subject to the terms of any applicable incentive compensation performance targets that may be in effect from time to time with respect to you as determined by the Board or the Compensation Committee. Except as provided in Section 7(b) below, or as may be provided by the Board or the Compensation Committee, you must be employed by the Company on the date the bonus is paid in order to earn or receive any bonus. You acknowledge and agree that as of the Amendment Effective Date, you are not owed any quarterly bonuses and are not eligible for any quarterly bonuses pursuant to the Amended and Restated Offer Letter or otherwise.”

2.
All other provisions of the Amended and Restated Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Amended and Restated Offer Letter except to the extent specifically provided for herein. For the avoidance of doubt, the Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement between you and the Company signed by you on October 22, 2020 remains in full force and effect.

3.
This Amendment shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

4.
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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To accept the terms of this Amendment, please sign and date the electronic copy of this Amendment and return it to me at your earliest convenience.

Sincerely,

____________________________

Edward Anderson

Board Member and Compensation Committee Chair

Markforged Holding Corporation

Accepted by:

____________________________

Shai Terem